FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
RECEIVABLES LOAN AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT (this “Amendment”) is dated as of June ____, 2020 and made effective as of June 30, 2020, by and among each of the financial institutions identified under the caption “Lenders” on the signature pages of this Amendment (including without limitation Liberty Bank in such capacity) (each, a “Lender” and collectively, “Lenders”), LIBERTY BANK, a Connecticut non-stock mutual savings bank, as administrative and collateral agent for Lenders (in such capacity, together with its successors in such capacity, “Agent”) and BLUEGREEN VACATIONS CORPORATION, a Florida corporation  (“Borrower”).

BACKGROUND

A.Borrower, Agent and Lenders have previously entered into a Second Amended and Restated Receivables Loan Agreement dated March 12, 2018 (as amended and as it may be further amended, restated or supplemented from time to time, the “Loan Agreement”).

B.Borrower has requested and Agent and Lenders have agreed to amend the terms of the Loan Agreement subject to the terms and conditions set forth in this Amendment.

C.All capitalized terms not defined in this Amendment shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby and for other good and valuable consideration, the parties agree as follows:

1. Definitions. Each of the following defined terms as set forth in Section 1.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“Maximum Receivables Loan Amount means the lesser of: (i) the aggregate Commitment Amount of all Lenders, or (ii) an amount not to exceed $40,000,000 at any time, provided that, such maximum amount is subject to further restrictions as set forth in Sections 2.1 and 2.2 of this Agreement.

Receivables Loan Advance Period means the period of time commencing on July 1, 2020 through and including June 30, 2021.

Receivables Loan Interest Rate means until the occurrence of an Event of Default:

From June ___, 2020 through and including June 30, 2020, at a yearly rate which is equal to the WSJ Prime Rate in effect on June ___, 2020, provided that, in no event shall the interest rate on the Receivables Loan be less than 4.00% per annum.

On each WSJ Prime Rate Adjustment Date commencing after June 30, 2020, the yearly rate at which interest shall be payable on the unpaid principal balance of the Receivables Loan shall be, as applicable, increased or decreased to a rate which is equal to the WSJ Prime Rate in effect on the WSJ Prime Rate Determination Date minus 0.10% per annum, provided that, in no event shall the interest rate on the Receivables Loan be less than 3.40% per annum.

Receivables Loan Maturity Date means June 30, 2024.

Receivables Loan Note means, from and after June 30, 2020,  Borrower’s Third Amended and Restated Receivables Loan Note effective as of June 30, 2020 payable to the order of Liberty Bank evidencing Borrower’s obligation to repay Advances under the Receivables Loan and all interest thereon.”

2. Loan Amount. Section 2.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“2.1Loan Amount.  Subject to the other provisions and conditions of this Agreement, each Lender (severally, but not jointly) agrees, from time to time during the Receivables Loan Advance Period, to make its Pro Rata Share of Advances under the Receivables Loan to Borrower in amounts equal to the lesser of:  (a) the sum of (i) eighty percent (80%) of the unpaid principal balance of Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, in connection with such requested Advance, plus (ii) sixty percent (60%) of the unpaid principal balance of Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, in connection with such requested Advance, or (b) the Maximum Receivables Loan Amount.

Notwithstanding anything to the contrary contained herein, at no time shall Agent or any Lender be required to make additional Advances to Borrower pursuant to the terms and conditions of this Agreement if, after giving effect to any such Advance, the result is that (i) the aggregate outstanding principal balance of the Receivables Loan based on Advances supported by Non-Conforming Timeshare Loans exceeds Two Million Five Hundred Thousand Dollars ($2,500,000.00), (ii) the aggregate outstanding principal balance of the Receivables Loan exceeds the Maximum Receivables Loan Amount, or (iii) the aggregate outstanding principal balance of the Receivables Loan owed to any Lender (or its participant), exceeds such Lender’s Commitment Amount.”

3. Additional Restrictions on Receivables Loan Advances. Section 2.2(d) of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“(d) Additional Restrictions on Receivables Loan Advances.  Notwithstanding anything to the contrary contained in this Section 2, Agent and Lenders shall have no obligation to make any Advance (i) under the Receivables Loan in an amount which would cause the aggregate outstanding balance of the Receivables Loan to exceed $40,000,000; (ii) under the Receivables Loan in an amount which would cause the outstanding principal balance of Liberty Bank’s Pro Rata Share of the Receivables Loan to exceed $40,000,000; or (iii) under the Receivables Loan which would cause Agent or any Lender or any participant in the Receivables Loan to violate or continue to violate any legal lending limit.”

4. NELO Loans. Section 2.2(e)(vii) of the Loan Agreement shall be and is hereby amended to read, in its entirety, as follows:

“(vii)   Notwithstanding the requirements of a “Qualified Sale”, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan except that no down payment or a down payment of less than ten percent (10%) has been paid by the Purchasers in connection with such Timeshare Loans (collectively, the “NELO Loans”) may be considered Qualified Timeshare Loans, provided that, (1) the Purchaser under such NELO Loan shall be an existing owner of (a) a Timeshare Interest in a Project, or (b) a timeshare interest in any other project in the Vacation Club, including without limitation projects in respect to which Borrower or its Affiliates have provided fee-based service arrangements to third party timeshare developers and property owners’ associations (the “Existing Timeshare Interest”), (2) such Purchaser’s Existing Timeshare Interest has been paid-in-full (i.e. no debt) and has a minimum of ten percent (10%) combined aggregate equity in its Existing Timeshare Interest and its Timeshare Interest purchased under its respective NELO Loan, (3) each paid-in-full Existing Timeshare Interest only provides equity to one NELO Loan, (4) Agent and Borrower have established a verification process to confirm the Existing Timeshare Interest is paid-in-full and provides sufficient paid-in-equity, (5) such verification process adheres to all applicable laws, regulatory guidelines and requirements, (6) the aggregate outstanding principal amount of all NELO Loans that may be considered Qualified Timeshare Loans shall not exceed Twelve Million Dollars ($12,000,000), and (7) the aggregate amount of NELO Loans pledged to Agent, for the benefit of Lenders, in each Loan Year shall not exceed the aggregate amount of Qualified Timeshare Loans

(excluding NELO Loans) pledged to Agent, for the benefit of Lenders, in the same Loan Year.

5. Supplementary Advances. Section 2.5 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“2.5Supplementary Advances.  In the event that the outstanding principal balance of the Receivables Loan is less than (a) 80% of the outstanding principal balance of all Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans, and (b) 60% of the outstanding principal balance of all Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans, then Borrower may request supplementary Advances in an amount equal to such 80% and/or 60% limitation, as applicable, provided that (x) Borrower submits to Agent a Request for Supplementary Advance in the form attached hereto as Exhibit G, (y) Borrower is in compliance with Section 6.2, and (z) Agent and Lenders shall have no obligation to make such supplementary Advances (i) more often than once every calendar month, (ii) in an amount less than $100,000, (iii) after the expiration of the Receivables Loan Advance Period, (iv) after the occurrence but only during the continuance of an Incipient Default or an Event of Default, (v) which would cause the aggregate balances of all outstanding Advances to exceed the Maximum Receivables Loan Amount, or (vi) which would result in a violation of any of the limitations set forth in Section 2.2.”

6. Loan Balance Fee. Section 5.4 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“5.4Loan Balance Fee.  Borrower agrees to pay to Agent, for the benefit of Lenders, an annual fee (the “Loan Balance Fee”) calculated following the expiration of the twelve (12) month period of the Receivables Loan Advance Period. The twelve (12) month period for such calculation shall begin on July 1, 2020 and extend for a one (1) year period thereafter. The Loan Balance Fee shall be fully earned as of the beginning of such twelve (12) month period and be due and payable on or before the date that is fifteen (15) days following the end of such twelve (12) month period (for purposes of clarification, the Loan Balance Fee will be due no later than July 15, 2021 for the period commencing July 1, 2020 through and including June 30, 2021). Any Loan Balance Fee owed for a stub period not specifically set forth herein will be due no later than fifteen (15) days after expiration of such applicable stub period and prorated by multiplying the Loan Balance Fee owed (as shown on the chart below) by a fraction the numerator is equal to the number of days elapsed for such stub period in such calendar year and the denominator of which is equal to 365. For the twelve (12) month period commencing July 1, 2020 and continuing thereafter through June 30, 2021, the Loan Balance Fee shall be calculated (and pro-rated, as applicable, for any partial calendar year basis) as provided below:

Average daily balance of Receivables Loan during the Receivables Loan Advance Period:	Loan Balance Fee:
Less than $16,000,000	$150,000
Greater than or equal to $16,000,000, but less than $20,000,000	$125,000
Greater than or equal to $20,000,000, but less than $22,400,000	$75,000
Greater than or equal to $22,400,000, but less than $24,000,000	$50,000
Greater than or equal to $24,000,000, but less than $28,000,000	$25,000
Greater than or equal to $28,000,000	$0

7. Additional Mandatory Payments. Section 6.2 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“6.2Additional Mandatory Payments.  Notwithstanding the foregoing, if at any time the aggregate outstanding principal amount of the Receivables Loan outstanding is greater than (a) the sum of: (i) eighty percent (80%) multiplied by the remaining principal payments due under Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans, plus (ii) sixty percent (60%) multiplied by the remaining principal payments due under Non-Conforming Timeshare Loans comprising the Lender Portfolio Timeshare Loans, or (b) any other restriction or limitation set forth in this Agreement, including without limitation, those set forth in Section 2.2, then within twenty (20) days after notice to Borrower, Borrower agrees to either (a) at Borrower’s sole option (i) prepay (without prepayment premium or penalty) an amount equal to such difference together with accrued interest thereon, or (ii) pledge additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans, as applicable, as part of the Lender Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (b) if requested by Borrower, at Agent’s sole option, prepay (without prepayment premium or penalty), in part, and pledge additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans, in part, in a total amount sufficient to cure the deficiency.

Notwithstanding the foregoing, Agent and Lenders acknowledge and agree that solely for the period from June 30, 2020 through and including

September 30, 2020 (the “Limited Overadvance Period”), Borrowers may exceed such 80% advance rate limitation (as provided in the foregoing paragraph relating to pledged Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans), and have no further  obligation to make a mandatory prepayment or pledge additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans in an amount sufficient to cure the deficiency, provided that, Borrowers will at no time exceed an 85% advance rate limitation during such Limited Overadvance Period without complying with the terms and conditions of this Section 6.2.

Further notwithstanding the foregoing, if at any time other than during the Limited Overadvance Period (a) the aggregate outstanding principal amount of that portion of the Receivables Loan advanced against Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans outstanding is greater than eighty percent (80%) multiplied by the remaining principal payments due under Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans, or (b) the aggregate outstanding principal amount of that portion of the Receivables Loan advanced against Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans outstanding is greater than sixty percent (60%) multiplied by the remaining principal payments due under Non-Conforming Timeshare Loans comprising the Lender Portfolio Timeshare Loans, then Borrower acknowledges and agrees that Agent will cure such deficiency by reallocating the amount advanced against Qualified Timeshare Loans or Non-Conforming Timeshare Loans to various components of the borrowing base formula to address such shortfall, if available.

For purposes of calculating required payments under this section, any Delinquent Loans or Timeshare Loans described in Sections 12.1(a), (b) and (c) shall not be deemed to be Qualified Timeshare Loans or Non-Conforming Timeshare Loans.”

8. Prepayments. Section 6.6 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“6.6Prepayments.  Except as otherwise provided herein, Borrower may not prepay any of the principal balance of the Receivables Loan during the Receivables Loan Advance Period.  After the end of the Receivables Loan Advance Period, Borrower may prepay all or any part of the principal balance of the Receivables Loan following delivery of not less than thirty (30) days’ prior written notice to Agent and upon payment of the applicable fee to Agent, for the benefit of Lenders, as set forth below.  Any prepayment shall not relieve Borrower of its obligation to make all regularly scheduled payments hereunder.  The following prepayment fees on the Receivables Loan shall be payable:

(a) Each prepayment made in the first Loan Year shall be accompanied by a prepayment fee equal to 3% of the principal amount prepaid;
(b) Each prepayment made in the second Loan Year shall be accompanied by a prepayment fee equal to 2% of the principal amount prepaid;

(c) Each prepayment made in the third Loan Year shall be accompanied by a prepayment fee equal to 1% of the principal amount prepaid; provided,  however, any prepayment made within six (6) months prior to the Receivables Loan Maturity Date shall not require any prepayment fee, provided that such prepayment is made in full and not in part; and

(d) Any prepayment made after the third Loan Year shall not require any prepayment fee.

In the event that Agent or any Lender voluntarily agrees to accept a prepayment prior to the end of the Receivables Loan Advance Period or is compelled to accept a prepayment prior to the end of the Receivables Loan Advance Period, Borrower agrees to pay to Agent, for the benefit of Lenders, a prepayment fee equal to 5% of the amount prepaid.

In the event Agent or any Lender exercises its right to accelerate payments under the Receivables Loan following an Event of Default or otherwise, any tender of payment of the amount necessary to repay all or part of the Receivables Loan made thereafter at any time by Borrower, its successors or assigns or by anyone on behalf of Borrower shall be deemed to be a voluntary prepayment and in connection therewith Agent and Lenders shall be entitled to receive the fee required to be paid under the foregoing prepayment restrictions.

Borrower shall be entitled (and, subject to Section 15 of this Amendment, is obligated) to prepay the balance of the Receivables Loan to the extent such prepayment results from a shortfall in sums received from Purchasers under Lender Portfolio Timeshare Loans and to the extent such prepayment results from a formerly Qualified Timeshare Loan no longer being deemed “Qualified” or a formerly Non-Conforming Timeshare Loan no longer meeting the criteria for a Non-Conforming Timeshare Loan, Borrower shall not be liable to pay a prepayment fee resulting from payments described in the immediately preceding sentence, unless Borrower has solicited accelerated payments from Purchasers.

Borrower shall also be entitled to prepay the balance of the Receivables Loan, without any prepayment fee, to the extent such prepayment results from a Timeshare Loan being removed from the Lender Portfolio

Timeshare Loans due to a refinance of the Note related thereto resulting from an upgrade by a Purchaser.

The prepayment fees shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such prepayment and Borrower agrees that such prepayment fees are reasonable under the circumstances currently existing.  The prepayment fees provided for in this Section shall be deemed included in the Obligations and shall be secured by the Collateral.

Notwithstanding anything to the contrary set forth in this Section 6.6, Borrower may prepay a portion of the outstanding principal balance of the Receivables Loan by a single prepayment each calendar year (beginning in 2020 and continuing each year thereafter so long as the Receivables Loan Advance Period has not expired) for the purpose of a receivables securitization or similar conduit transaction, subject to the following terms and conditions:

(a) at no time will the unpaid principal balance of the Receivables Loan be less than $12,000,000 after such partial prepayment unless the Receivables Loan Advance Period has then expired;

(e) if the unpaid principal balance of the Receivables Loan is less than $12,000,000 due to subsequent amortization following any such partial prepayment during the Receivables Loan Advance Period, Borrower will within ninety (90) days request the necessary Advance(s) under the Receivables Loan to restore such unpaid principal balance of the Receivables Loan to an amount not less than $12,000,000;

(f) if Borrower does not restore such unpaid principal balance within such ninety (90) day period, such failure shall not constitute an Incipient Default or an Event of Default, but the Loan Balance Fee due for that Loan Year shall be equal to Two-Hundred Thousand Dollars ($200,000);

(g) the partial prepayment may occur only one (1) time in each calendar year beginning in calendar year 2020 and after thirty (30) days prior notice from Borrower to Agent of Borrower’s intent to make such partial prepayment; and

(h) the portfolio characteristics of the remaining pledged Collateral of the Qualified Timeshare Loans (i.e. weighted average FICO score, average balance, WAC, etc.) must be substantially similar to those characteristics in existence for such Qualified Timeshare Loans immediately prior to such partial prepayment (except for a reduction in the down payment or paid-in-equity due to NELO Loans).

Borrower agrees that Agent will have the right of first refusal with respect to the financing of Timeshare Loans included in the Lender Portfolio

Timeshare Loans that did not qualify for such receivables securitization or similar conduit transaction.

9. Release. Section 7.10 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“7.10Release.  In the event of (i) a partial prepayment of the Receivables Loan subject to the terms and conditions set forth in Section 6.6 of this Agreement, or (ii) a prepayment in full of the Receivables Loan and termination of this Agreement and the other Loan Documents, Agent shall release its security interest and assign or deliver to Borrower such Timeshare Loans, Notes, Mortgages and other related Collateral assigned to Agent, for the benefit of Lenders, under this Agreement or the other Loan Documents, provided that, if such prepayment is a partial prepayment of the Receivables Loan permitted under Section 6.6 of this Agreement, Agent and Borrower shall mutually agree as to the collateral pool to be released, so that (i) the quality and nature of the Timeshare Loans, Notes, Mortgages and other related Collateral from a credit underwriting standard after such release is materially consistent (other than seasoning) with the quality and nature of the Timeshare Loans, Notes, Mortgages and other related Collateral from the credit underwriting standard that existed immediately prior to such partial prepayment and release, (ii) Borrower maintains the borrowing base formula set forth in Section 2.1 of this Agreement equal to the sum of (a) eighty percent (80%) of the unpaid principal balance of Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent in connection with prior Advances, plus (b) sixty percent (60%) of the unpaid principal balance of Non-Conforming Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent in connection with prior Advances, and (iii) no Default or Event of Default will result from such release.  All releases by Agent to Borrower shall be (a) in form reasonably satisfactory to Agent, and (b) at the Borrower’s cost and expense.”

10. Delinquent Loans. Section 12.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“12.1Delinquent Loans.  Borrower shall pay to Agent, for the benefit of Lenders to be applied against the outstanding principal balance on the Receivables Loan, an amount equal to 80% of the then unpaid principal balance of any Timeshare Loan (or 60% of the then unpaid principal balance of such Timeshare Loan if it is a Non-Conforming Timeshare Loan) comprising part of the Lender Portfolio Timeshare Loans (without prepayment penalty or premium) in the event that: (a) such Timeshare Loan becomes a Delinquent Loan, (b) any applicable representation or warranty set forth at Sections 9 or 10 or elsewhere herein proves false with respect to such Timeshare Loan, or (c) Borrower shall fail to deliver a

Title Insurance Policy, as required by Section 23.2 with respect to such Timeshare Loan.  With respect to a Delinquent Loan, such payment shall be made on or before the thirtieth (30th) day after such Timeshare Loan has become a Delinquent Loan, computed without reference to any notice or grace period.  With respect to a Timeshare Loan in respect of which a representation or warranty proves or becomes false or which Borrower is obligated to pay under subsection 12.1(c), such payment shall be made within thirty (30) days after Borrower becomes aware of such false representation or warranty, failure to confirm or failure to deliver, by receipt of notice from Agent or otherwise.  Other than in connection with Permitted Modifications, Borrower may not cure any actual or anticipated delinquency of any Lender Portfolio Timeshare Loan by revising, rewriting or recasting the payment terms of such Timeshare Loan unless otherwise agreed to by Lender in writing in its sole discretion.  If a Qualified Timeshare Loan or Non-Conforming Timeshare Loan is amended to cure a delinquency without Lender’s agreement, such Timeshare Loan shall be deemed a Delinquent Loan.  In the event that the then outstanding principal balance of the Receivables Loan is less than 80% of the aggregate outstanding principal balances of the Timeshare Loans (or 60% of the aggregate outstanding principal balances of Timeshare Loans constituting Non-Conforming Timeshare Loans, as applicable) then comprising the Lender Portfolio Timeshare Loans (after removal of the applicable Delinquent Loans and Timeshare Loans described in subsection 12.1(c)), except to the extent Borrower has pledged additional Qualified Timeshare Loans or Non-Conforming Timeshare Loans for such Delinquent Loans, Agent, at its sole discretion, may waive the prepayment requirement set forth in the first sentence of this Section 12.1.”

11. Minimum Tangible Net Worth. Section 16.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“16.1    Minimum Tangible Net Worth.  Borrower shall maintain Tangible Net Worth of not less than Two Hundred Fifty Million Dollars ($250,000,000) as of the fiscal year ending December 31, 2019 and as of each fiscal year end thereafter.”

12. Deposit Relationship. Section 16.3 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“16.3    Deposit Relationship.  Borrower shall maintain, or shall cause its affiliates or the Associations to maintain, a deposit account or deposit accounts with Agent with an aggregate amount on deposit of not less than $2,500,000 as of June 30, 2020 and at all times thereafter until all Obligations have been paid in full, such minimum amount on deposit to be tested monthly on a rolling three-(3) month average basis.  Interest rates paid for funds on deposit would be “market rates” as then offered by Lender.”

1. Section 25.12 (Set-Off) of the Loan Agreement shall be and is hereby deleted in its entirety and shall have no further force or effect from and after the date of this Amendment.

13. Receivables Loan Fee.  Borrower agrees to pay to Agent a Receivables Loan fee equal to $100,000 (the “First Amendment to Second ARRLA Receivables Loan Fee”) which is due and payable as follows: (i) $50,000 on or before the date of this Amendment, (ii) $25,000 on or before August 1, 2020, and (iii) $25,000 on or before September 1, 2020.  The First Amendment to Second ARRLA Receivables Loan Fee is fully earned by Agent and shall not be refundable in whole or in part, notwithstanding that the full Maximum Receivables Loan Amount is not advanced.  Agent is irrevocably authorized to advance the sums necessary to pay such First Amendment to Second ARRLA Receivables Loan Fee to itself from the proceeds of any Advance under the Receivables Loan or as an Advance under the Receivables Loan without any further Request for Receivables Loan Advance from Borrower.  Agent may apply any excess deposits or fees paid to Agent prior to the date of this Amendment to the First Amendment to Second ARRLA Receivables Loan Fee and any such application shall reduce the amounts set forth above in clauses (i), (ii) and (iii) of this paragraph by the amounts so applied.

14. Limited Recourse.  Notwithstanding anything to the contrary set forth in the Loan Agreement or the other Loan Documents, including, without limitation, Sections 6.2, 25.2 and 25.3 of the Loan Agreement, Agent and Lenders acknowledge and agree that the recourse of Borrower for any and all Obligations shall be limited to Ten Million Dollars ($10,000,000)(the “Limited Recourse Carve-Out Amount”), as further described in and subject to the terms and conditions set forth below in this Section 15. Agent and Lenders further agree that upon expiration of the Receivables Loan Advance Period, the Limited Recourse Carve-Out Amount shall be further decreased by any cash or Qualified Timeshare Loans (at an 80% advance rate) which is contributed or pledged by Borrower to Agent or Lender to remedy any borrowing base formula shortfall that may occur after the expiration of the Receivables Loan Advance Period.

Subject to the qualifications below, Agent and Lenders shall not seek to enforce any personal liability against Borrower (or any officer, director, representative or employee of Borrower) for or in connection with the Borrower’s Obligations by any action or proceeding wherein a money judgment of more than the Limited Recourse Carve-Out Amount of outstanding Obligations shall be sought and entered against Borrower. Borrower, Agent and Lenders agree that any judgment in any such action or proceeding in excess of the Limited Recourse Carve-Out Amount shall be enforceable solely against Borrower and only to the extent of Borrower’s interest in the Collateral securing the Receivables Loan, and Agent and Lenders shall not sue for, seek or demand any deficiency judgment against Borrower, its officers, directors, representatives or employees in any such or other action or proceeding under or by reason of or under or in connection with the Loan Agreement or the other Loan Documents. Notwithstanding the foregoing, Agent and any Lender may, at its sole discretion, bring an action for specific performance or any other appropriate action or proceeding against Borrower to enable Agent or Lenders to enforce and realize upon its interests and rights in and to the Collateral securing the

Receivables Loan. The provisions of this Section 15 shall not, however, (a) constitute a waiver, release or impairment of any Obligation evidenced or secured by any Loan Document; (b) affect the validity or enforceability of the Loan Agreement or any of the rights and remedies of Agent and Lenders thereunder; (c) constitute a prohibition against Agent or Lenders to commence any other appropriate action or proceeding in order for Agent or Lenders to fully realize the security granted by the Collateral; or (d) constitute a waiver of the rights of Agent or Lenders to enforce the Obligations of Borrower, by money judgment or otherwise, to the extent of any actual, out-of-pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Agent or Lenders (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)	any willful or intentional misrepresentation or gross negligence by Borrower in connection with the Receivables Loan;
(ii)	any acts of fraud, misappropriation of funds or theft by Borrower;
(iii)

any unauthorized, consensual and intentional transfer, assignment, sale or encumbrance of any Collateral under the Receivables Loan caused by the acts or omissions of Borrower, other than as permitted under the Loan Agreement or the other Loan Documents;

(iv)	any material damage, destruction or waste to any Collateral or the Projects caused by the acts or omissions of Borrower, its Lenders or employees;
(v)	the removal or disposal by, or at the direction of Borrower, of any portion of the Collateral, other than as permitted under the Loan Agreement or the other Loan Documents;
(vi)	any failure by Borrower to pay taxes, assessments, or other charges affecting the Projects or any Collateral as may be required by Borrower pursuant to the Loan Agreement;
(vii)	any failure by Borrower to maintain insurance as required by Borrower pursuant to the Loan Agreement; and/or
(viii)

the misapplication or conversion by Borrower of (A) any insurance proceeds received by Borrower which are paid by reason of any loss, damage or destruction to the Collateral, or (B) any awards or other amounts received by Borrower in connection with the condemnation of all or a portion of the Projects in violation of the Loan Agreement, in each of the foregoing clauses (A) and (B) only to the extent of proceeds received or misapplied by Borrower;

Notwithstanding anything to the contrary in this Amendment or any of the Loan Agreement, (A) Agent and Lenders shall not be deemed to have waived any right which Agent or any Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim in excess of the Limited Recourse Carve-Out Amount or to require that all Collateral shall continue to secure all of the Obligations in accordance with the Loan Agreement, and (B) Agent’s and Lenders’ agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be fully recourse to Borrower in the event that one or more of the following occurs:

(i) Borrower files a voluntary petition under any Debtor Relief Law or consents to any such filing, or commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of Borrower or of the whole or any substantial part of the Collateral or the Projects or the whole or any substantial part of Borrower’s assets;

(ii) an officer, director, representative or Person which controls, directly or indirectly, Borrower, files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person;

(iii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(iv) in any case or proceeding under the Bankruptcy Code or in any other judicial proceeding, Borrower makes application to a court to (A) declare that all or any portion of the lien of Agent or Lenders or the Obligations of Borrower to pay principal and interest as specified in the Loan Agreement be rescinded, set aside, or determined to be void or unenforceable, or (B) modify any of the terms of any of the Loan Agreement without Agent’s and Lenders’ consent;

(v) the voluntary dissolution or liquidation of the Borrower; and/or
(vi) Borrower or any of its Affiliates asserts any claim, defense or offset against Agent or Lenders that Borrower has waived or agreed not to assert.

15. Costs and Expenses.  Borrower agrees to pay all reasonable costs and expenses, including reasonable attorneys’ fees incurred by Agent and Lenders in connection with the review, preparation, negotiation, documentation and consummation of the transactions contemplated under this Amendment.

16. Further Agreements and Representations. Borrower hereby:

16.1 ratifies, confirms and acknowledges that the Loan Agreement and all other Loan Documents, in each case as amended by this Amendment, to which Borrower is a party continue to be valid, binding and in full force and effect as to Borrower as of the date of this Amendment, and enforceable as to Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether construed in a proceeding in equity or at law) ;

16.2 covenants and agrees to perform all of its obligations under the Loan Agreement and all other Loan Documents, in each case as amended by this Amendment;

16.3 acknowledges and agrees that as of the date hereof, it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing to Agent or Lenders or the enforcement of any of the terms of the Loan Agreement or any of the other Loan Documents, in each case as amended by this Amendment;

16.4 ratifies, confirms and continues all liens, security interests, pledges, rights and remedies granted to Agent, for the benefit of Lenders, by Borrower in the Loan Documents as amended by this Amendment;

16.5 represents and warrants that all representations and warranties of Borrower as contained in the Loan Agreement and the other Loan Documents are true, correct and complete as of the date of this Amendment (except to the extent such representations and warranties specifically relate to an earlier date in which case Borrower hereby reaffirms such representations and warranties as of such earlier date);

16.6 represents and warrants that all schedules and exhibits attached to and made part of the Loan Agreement, as amended hereby, and the other Loan Documents are true, correct and complete as of the date of this Amendment; and

16.7 represents and warrants that no condition or event exists after taking into account the terms of this Amendment which would constitute an Incipient Default or an Event of Default.

17. Other References.  All references in the Loan Agreement and all the Loan Documents to the term “Loan Documents” shall mean the Loan Documents as defined therein, this Amendment and any and all other documents executed and delivered by Borrower pursuant to and in connection herewith.

18. Updated Schedules/Exhibits.  Schedule 9.14 (Assessments/Developer Subsidy) and Schedule 9.15 (Project Documents), each appended to this Amendment shall replace and supersede the corresponding Schedules appended to the Loan Agreement. Exhibit K (Title States) appended to this Amendment shall replace and supersede the corresponding Exhibit appended to the Loan Agreement.

19. No Novation.    Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute a novation of any of the Loan Documents and, subject to Section 15 of this Amendment, shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Agent, for the benefit of Lenders, in the Loan Agreement or the other Loan Documents.

20. No Waiver.    Nothing contained herein constitutes an agreement or obligation by Agent or any Lender to grant any further amendments to any of the other Loan Documents.  Subject to Section 15 of this Amendment, nothing contained herein constitutes a waiver or release by Agent or any Lender of any rights or remedies available to Agent or such Lender under the Loan Documents, at law or in equity.

21. Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the other Loan Documents, 14 the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and any other Loan Documents not inconsistent herewith shall remain in full force and effect.
22. Binding Effect. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

23. Governing Law.    THIS AMENDMENT, THE LOAN DOCUMENTS AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, AND ALL THE RIGHTS OF THE PARTIES SHALL BE GOVERNED AS TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, ENFORCEMENT AND IN ALL OTHER RESPECTS BY THE LAW OF THE STATE OF CONNECTICUT, THE PRIMARY PLACE OF BUSINESS OF AGENT, WITHOUT REGARD TO ITS RULES AND PRINCIPLES REGARDING CONFLICTS OF LAWS OR ANY RULE OR CANON OF CONSTRUCTION WHICH INTERPRETS AGREEMENTS AGAINST THE DRAFTSMAN.

24. Waiver of Right to Trial by Jury.    BORROWER, AGENT AND LENDERS WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER OR UNDER ANY OF THE DOCUMENTS COLLATERAL HERETO, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER, AGENT OR ANY LENDER WITH RESPECT HERETO OR TO ANY OF THE DOCUMENTS COLLATERAL HERETO, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  BORROWER, AGENT AND LENDERS AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE OTHER PARTIES’ TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERM OF THIS SECTION.

The waiver and stipulations of the Borrower, Agent and Lenders in this Section shall survive the final payment or performance of all of the Obligations.

25. Counterparts; Facsimile Signatures.  This Amendment may be signed in any number of counterparts, each of which when so executed shall be an original, with the same effect as if the signature thereto and hereto were on the same instrument.  This Amendment shall become effective upon Agent’s receipt of one or more counterparts hereof signed by Borrower, Agent and Lenders. Any signature on this Amendment delivered by Borrower by facsimile or other electronic transmission shall be deemed to be an original signature thereto.

26. Time of the Essence. Time is of the essence in the performance by Borrower of all its obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written.

BORROWER:

BLUEGREEN VACATIONS CORPORATION

By:  /s/____________________________________

Raymond S. Lopez, EVP, COO, CFO and Treasurer

AGENT:

LIBERTY BANK

By:  /s/___________________________________

Jason M. Gordon, Vice President

LENDER:

LIBERTY BANK

By:  /s/____________________________________

Jason M. Gordon, Vice President

Commitment Amount: $40,000,000